DEBT SETTLEMENT AGREEMENT AND SUBSCRIPTION FOR UNITS
(Rule 122.2 of the Alberta Securities Commission Rules)

TO:	Deep Well Oil & Gas, Inc. (the "Corporation")
510 Royal Bank Building
10117 Jasper Avenue, AB T5J 1W8

The undersigned subscriber (the "Subscriber") hereby tenders to the Corporation this subscription offer which, upon acceptance by the Corporation, will constitute an agreement of the Subscriber to subscribe for, take up, purchase and pay for and, on the part of the Corporation, to issue and sell to the Subscriber, the number of Units set out below on the terms and subject to the conditions set out in this Subscription Agreement. The Subscriber hereby acknowledges and agrees that the terms and conditions contained in the attached Schedule “A” form part of this Subscription Agreement and are incorporated herein by reference. The Corporation and the Subscriber acknowledge and agree that the Subscription Price for the Units will be entirely paid and satisfied by way of the forgiveness of certain indebtedness of the Corporation to the Subscriber.

J.C. GLASS SYSTEMS LTD.
Name of Subscriber - please print

By:
Authorized Signature

Official Capacity or Title - please print

(Please print name of individual whose signature appears above if different than the name of the Subscriber printed above.)

Subscriber's Address

Facsimile Number

Telephone Number                     E-Mail Address
Number of Units: 210,946

Aggregate Subscription Price (No. of Units X US$0.40 per Unit): US$ 84,378.40

No. of Common Shares Currently Held (excluding Common Shares comprising the Units subscribed for herein):

Deliver the Units as set forth below: Name Account reference, if applicable Contact Name Address Telephone Number E-Mail Address

Register the Units as set forth below: Name Account reference, if applicable Address

ACCEPTANCE: The Corporation hereby accepts the above subscription as of this    day of August, 2005 and the Corporation represents and warrants to the Subscriber that the representations and warranties made by the Corporation are true and correct in all material respects as in all material respects as of this date and that the Subscriber is entitled to rely thereon.

DEEP WELL OIL & GAS, INC.
By:

This is the first page of an agreement comprised of 8 pages.

SCHEDULE “A” -TERMS AND CONDITIONS OF SUBSCRIPTION FOR

UNITS OF DEEP WELL OIL & GAS, INC.

Definitions

In this Subscription Agreement:

(a)
"Closing" or "Closing Date" means the closing of the purchase and sale of Units pursuant to this Subscription Agreement expected to occur on or about August 12, 2005 or such other date as may be determined by the Corporation in its sole discretion;

(b)	“Common Share” means a common share in the capital stock of the Corporation;

(c)	“Corporation”means Deep Well Oil & Gas, Inc.;

(d)
"Indebtedness" includes, without limitation, principal in the amount of US$75,000.00, interest in the amount of US$9,378.40, prepayment fees, penalties and other indebtedness, fees and charges owing or payable by the Corporation to the Subscriber under the Loan Documents;

(e)
"Loan Documents" means commitment letters, loan agreements, promissory notes, guarantees, security documents, other loan documents, and liabilities, obligations, covenants of every nature and kind whatsoever evidencing, securing or guaranteeing any and all indebtedness, liabilities and obligations of the Corporation to the Subscriber;

(f)	“MI 45-102”means Multilateral Instrument 45-102 - Resale of Securities;

(g)	“Securities” means the Units, the Common Shares and the Warrants comprising the Units, and the Warrant Shares;

(h)	“Subscriber” means the person or company identified as the Subscriber on the face page of this Subscription Agreement;

(i)	“Subscription Agreement” means this debt settlement and subscription for Units agreement, as amended or supplemented from time to time;

(j)	“Subscription Price” means the aggregate subscription price paid by the Subscriber, being the number of Units subscribed for multiplied by US$0.40 per Unit;

(k)	“Unit” means a unit consisting of one (1) Common Share and one (1) Warrant of the Corporation;

(l)
“Warrant” means one (1) Common Share purchase warrant of the Corporation which entitles the holder to purchase one (1) Common Share at a price of US$0.60 for a period of three (3) years from the Closing Date; and

(m)	“Warrant Share” means a Common Share issuable upon exercise of a Warrant.

Terms of the Settlement

1. The Subscriber hereby confirms that, upon receipt of a share certificate representing 210,946 Common Shares and a warrant certificate representing 210,946 Warrants (such Common Shares and Warrants comprising the 210,946 Units subscribed for by the Subscriber pursuant hereto) by the Subscriber at a deemed Subscription Price of US$84,378.40 all Indebtedness owing or payable by the Corporation to the Subscriber under the Loan Documents will have been paid, satisfied and discharged in full.

2. Subject to section 1 hereof, the Subscriber hereby releases and discharges all claims, actions, causes of action, demands, damages, costs, expenses, bonds, suits, legal fees, disbursements, liens, charges, security interests, encumbrances which the Subscriber has in the property and assets of the Corporation or any other person under or pursuant to the Loan Documents including, without limitation, any interest that the Subscriber has in or under any and all insurance policies applicable to the Corporation and any of its property and assets.

3. Subject to section 1 hereof, the Subscriber hereby releases, remises and forever discharges the Corporation and any guarantors, co-obligors and other parties directly or indirectly liable to the Subscriber for any of the Indebtedness of the Corporation under or in connection with the Loan Documents (collectively the “Releasees”) from and against (a) any and all liabilities and obligations of the Releasees or any of them under or in connection with the Loan Documents or any of them, and (b) any and all claims, actions or causes of action, suits, debts, sums of money, dues, expenses, general damages, special damages, costs, and demands of any and every kind whatsoever that the Subscriber has or may have against the Releasees or any of them under or in connection with the Loan Documents or any of them or the Indebtedness of the Corporation to the Subscriber.

4. Subject to section 1 hereof, (a) the Subscriber hereby covenants and agrees to execute and deliver any and all documents and to take any and all actions necessary to give further effect to sections 1, 2 and 3 hereof including, without limitation, termination agreements, releases and discharges of security interests registered or filed at any public registries, and (b) the Subscriber hereby authorizes the Corporation or its legal counsel to register or otherwise effect the discharge and termination of any financing statements or other mortgages, caveats or notice registered or filed against the Corporation and any of its property and assets.

5. The Subscriber acknowledges that this Subscription Agreement requires the Subscriber to provide certain personal information to the Corporation. Such information is being collected by the Corporation for the purposes of determining the Subscriber's eligibility to purchase the Units under applicable securities legislation, preparing and registering certificates representing Units to be issued to the Subscriber and completing filings required by any stock exchange or securities regulatory authority. The Subscriber's personal information may be disclosed by the Corporation to: (a) stock exchanges or securities regulatory authorities, (b) the Corporation's registrar and transfer agent, and (c) any of the other parties involved in the closing of the purchase and sale of the Units, including legal counsel and may be included in record books in connection therewith. By executing this Subscription Agreement, the Subscriber is deemed to be consenting to the foregoing collection, use and disclosure of the Subscriber's personal information.

6. THE SUBSCRIBER FURTHER ACKNOWLEDGES THAT AN INVESTMENT IN THE UNITS MUST BE CONSIDERED SPECULATIVE AND IS SUBJECT TO A NUMBER OF RISK FACTORS. THE SUBSCRIBER COVENANTS AND AGREES TO COMPLY WITH MI 45-102 AND ANY OTHER APPLICABLE SECURITIES LEGISLATION, RULES, REGULATIONS, ORDERS OR POLICIES CONCERNING THE PURCHASE, HOLDING OF, AND RESALE OF THE SECURITIES. THE SECURITIES ARE SUBJECT TO RESALE RESTRICTIONS AND WILL BEAR A LEGEND TO THAT EFFECT.

7. In addition to one manually signed, completed copy of this Subscription Agreement, the Subscriber will execute and deliver to the Corporation all other documentation as may be required by applicable securities legislation, rules, policy statements, and orders to permit the issue and sale of the Units. The Subscriber acknowledges and agrees that any such documentation, when executed and delivered by the Subscriber, will form part of and will be incorporated into this Subscription Agreement with the same effect as if each constituted a representation and warranty or covenant of the Subscriber hereunder in favour of the Corporation, and the Subscriber consents to the filing of such documents and/or information contained in such documents as may be required to be filed with any securities or the regulatory authority in connection with the transactions contemplated hereby.

Representations, Warranties and Covenants by Subscriber

8. The Subscriber represents, warrants and covenants to the Corporation (and acknowledges that the Corporation and its counsel are relying thereon) both at the date hereof and at the Closing Date that:

(a)
the Subscriber has been independently advised as to restrictions with respect to trading in the Units imposed by applicable securities legislation, confirms that no representation has been made to it by or on behalf of the Corporation with respect thereto, acknowledges that it is aware of the characteristics of the Units, the risks relating to an investment therein and of the fact that it may not be able to resell the Securities except in accordance with limited exemptions under applicable securities legislation and regulatory policy, including MI 45-102 and the United States Securities Act of 1933, as amended (as defined below) until expiry of the applicable restricted period and compliance with the other requirements of applicable law; and the Subscriber agrees that any certificates representing the Securities, and all certificates issued in exchange therefor or in substitution thereof, will bear a legend indicating that the resale of such Securities is restricted; and

(b)
the Subscriber has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, or any other document (other than an annual report, annual information form, interim report, information circular, take-over bid circular, issuer bid circular, prospectus, or continuous disclosure document, the content of which is prescribed by applicable securities laws, that, in each case, has been filed with the Alberta Securities Commission) describing the business and affairs of the Corporation which has been prepared for delivery to, and review by, prospective purchasers in order to assist it in making an investment decision in respect of the Units; and

(c)
the Subscriber has been afforded the opportunity (i) to ask such questions as it deemed necessary of, and to receive answers from, representatives of the Corporation concerning the terms and conditions of the offering of the Units and (ii) to obtain such additional information which the Corporation possesses or can acquire without unreasonable effort or expense that the Subscriber considered necessary in connection with its decision to invest in the Units; and

(d)
the Subscriber has not become aware of any advertisement, article, notice or other communication in printed media of general and regular paid circulation (or other printed public media), radio, television, the internet or telecommunications or other form of advertisement (including electronic display) with respect to the distribution of the Units; and

(e)	this Agreement is made unconditionally as a result of the Subscriber’s desire to participate in the future development of the Corporation; and

(f)
the Subscriber is purchasing as principal and it knows that it is purchasing the Units pursuant to an exemption under applicable securities legislation and, as a consequence, is restricted from using most of the civil remedies available under applicable securities legislation, may not receive information that would otherwise be required to be provided to it under applicable securities legislation, and the Corporation is relieved from certain obligations that would otherwise apply under applicable securities legislation; and

(g)
it is an individual resident in Alberta and is purchasing the Units as principal for its own account, not for the benefit of any person, and the aggregate acquisition cost of the Units purchased by it is not less than CAD$97,000 and, if the Subscriber is not an individual but is a corporation, syndicate, partnership or other form of unincorporated organization, it pre-existed the offering of the Units and has a bona fide purpose other than investment in the Units or, if created to permit such investment, the individual share of the aggregate acquisition cost for each participant is not less than CAD$97,000; and

(h)	no person has made to the Subscriber any written or oral representations:

(i)	that any person will resell or repurchase any of the Securities;

(ii)	that any person will refund the purchase price of any of the Securities;

(iii)	as to the future price or value of any of the Securities; or

(iv)	that any of the Securities will be listed and posted for trading on a stock exchange or that application has been made to list and post any of the Securities for trading on a stock exchange; and

(i)
the Subscriber has no knowledge of a “material fact” or “material change” (as those terms are defined by applicable securities legislation) in respect of the affairs of the Corporation that has not been generally disclosed to the public, other than knowledge relating directly to its subscription for the Units; and

(j)
the Corporation may complete additional financings in the future, and such future financings may have a dilutive effect on then-current security holders of the Corporation, including the Subscriber; and

(k)
it is aware that the Securities have not been and will not be registered under the United States Securities Act of 1933, as amended (“U.S. Securities Act”) and that the Securities may not be offered or sold in the United States or to, or for the account or benefit of, a U.S. Person (as defined in Regulation S under the U.S. Securities Act) (a "U.S. Person") without registration under the U.S. Securities Act or compliance with requirements of an exemption or exclusion from registration and the applicable laws of all applicable states and acknowledges that the Corporation has no present intention of filing a registration statement under the U.S. Securities Act in respect of the Securities; and

(l)	the Units have not been offered to the Subscriber in the United States; and

(m)	it is not a U.S. Person and is not purchasing the Units on behalf of, or for the account or benefit of, a U.S. Person; and

(n)
the Subscriber undertakes and agrees that it will not offer or sell the Securities in the United States unless such securities are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or an exemption or exclusion from such registration requirements is available, and further that it will not resell the Securities except in accordance with the provisions of applicable securities legislation, regulations, rules, policies and orders and stock exchange rules; and

(o)	it will not engage in hedging transactions with regard to the Securities except in compliance with the U.S. Securities Act; and

(p)
it understands and acknowledges that the Corporation must refuse to register any transfer of the Securities not made in accordance with an available exemption or exclusion from the registration requirements of the U.S. Securities Act or pursuant to registration under the U.S. Securities Act; and

(q)
if the Subscriber is a “distributor” (as defined in Regulation S under the U.S. Securities Act) or is an “affiliate” (as defined in Rule 405 under the U.S. Securities Act) of a distributor or is acting on behalf of a distributor, (i) it agrees that it will not offer or sell the Securities during the one year period after the completion of the distribution of the Units (the “Distribution Compliance Period”) to a U.S. Person or for the account or benefit of a U.S. Person (other than a distributor), and (ii) if it sells Securities to another distributor, a dealer (as defined in Section 2(a)(12) of the U.S. Securities Act) or a person receiving a selling concession fee or other remuneration, during the Distribution Compliance Period, the Subscriber agrees that it will send a written confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor and setting forth the restrictions on offers and sales of Securities within the United States or to, or for the account or benefit of, U.S. Persons; and

(r)
the Subscriber understands and acknowledges that the Warrants may not be exercised by or on behalf of a U.S. Person unless the Warrant Shares issuable upon such exercise have been registered under the U.S. Securities Act or an exemption or exclusion from such registration is available; and

(s)
the Subscriber understands and acknowledges that each person exercising a Warrant will be required to provide either (i) written certification that it is not a U.S. Person and the Warrant is not being exercised on behalf of a U.S. Person, or (ii) a written opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, to the effect that the Warrant being exercised and the Warrant Shares issuable upon such exercise have been registered under the U.S. Securities Act or are exempt from registration thereunder; and

(t)
if any Securities are being sold in the United States pursuant to Rule 144 under the U.S. Securities Act, the United States restrictive legend may be removed from the certificates representing the Securities by delivering to the Corporation a written opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws; and

(u)
if a corporation, partnership, unincorporated association or other entity, it has the legal capacity to enter into and be bound by this Subscription Agreement and further certifies that all necessary approvals of directors, shareholders or otherwise have been given and obtained; and

(v)	if an individual, it is of the full age of majority and is legally competent to execute this Subscription Agreement and take all action pursuant hereto; and

(w)	this Subscription Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Subscriber; and

(x)
the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to it, or any of its constating documents, or of any agreement to which the Subscriber is a party or by which it is bound; and

(y)
the Subscriber has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of the Subscriber’s investment and the Subscriber is able to bear the economic risk of loss of the Subscriber’s entire investment in the Units; and

(z)
except for the representations and warranties made by the Corporation herein, it has relied solely upon publicly available information relating to the Corporation and not upon any verbal or written representation as to fact or otherwise made by or on behalf of the Corporation and acknowledges that the Corporation's counsel are acting as counsel to the Corporation and not as counsel to the Subscriber; and

(aa)
the Subscriber understands that Units are being offered for sale only on a "private placement" basis and that the sale and delivery of the Units is conditional upon such sale being exempt from the requirements as to the filing of a prospectus or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum and, as a consequence (i) it is restricted from using most of the civil remedies available under securities legislation; (ii) it may not receive information that would otherwise be required to be provided to it under securities legislation; and (iii) the Corporation is relieved from certain obligations that would otherwise apply under securities legislation; and

(bb)
if required by applicable securities legislation, regulations, rules, policies or orders or by any securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Corporation in filing, such reports, undertakings and other documents with respect to the issue of the Units; and

(cc)	the Subscriber will not resell the Securities except in accordance with the provisions of applicable securities legislation and stock exchange rules, if applicable, in the future; and

(dd)
the Subscriber deals at arm's length with the Corporation within the meaning of the Income Tax Act (Canada) and will continue to deal at arm's length with the Corporation at all times which are relevant for this Subscription Agreement; and

(ee)
the Subscriber acknowledges that the Corporation has advised it to obtain independent legal, income tax and investment advice with respect to its subscription for these Units and the execution of the Subscription Agreement and accordingly, the Subscriber has either been independently advised as to the meanings of all terms contained herein relevant to the Subscriber for purposes of giving releases, representations, warranties and covenants under this Subscription Agreement or alternatively, notwithstanding such advice has voluntarily chosen not to do so.

Representations, Warranties and Covenants of the Corporation

9. The Corporation hereby represents and warrants to the Subscriber that it has been duly incorporated and is a valid and subsisting corporation under the laws of the State of Nevada, United States, is extra-provincially registered in the Province of Alberta, Canada and has full corporate power and authority to enter into this Subscription Agreement and to perform its obligations hereunder.

10. The Corporation hereby covenants with the Subscriber that it will take all corporate action required to issue to the Subscriber the Units and the Common Shares and the Warrants comprising the Units on the Closing Date.

Registration Rights

11. If the Corporation proposes to register, pursuant to any registration rights agreement (a “Registration Rights Agreement”), for shareholders other than the Subscriber, any of its Common Shares or other equity securities (or securities convertible into equity securities) under the U.S. Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8, Form S-4 or Form F-4), the Corporation will, at all such times, promptly give the Subscriber written notice of such proposed registration. Upon the written request of the Subscriber, given within 20 days after the mailing of such notice by the Corporation, the Corporation will, subject to the provisions of applicable Registration Rights Agreements, use its commercial best efforts to cause a registration statement covering all of the (i) Common Shares being acquired hereunder and (ii) Warrant Shares that each such holder has requested to be registered to become effective under the U.S. Securities Act. Only to the extent they apply to “piggy back” registrations, such registration shall also be subject to the other provisions of each applicable Registration Rights Agreement. For greater certainty, (i) such registration shall not be subject to any provisions of any Registration Rights Agreement that are applicable only to “demand” registrations, and (ii) the Subscriber acknowledges that except as contemplated by this Section, the Corporation is under no obligation hereunder to register any of its securities or to complete any offering of its securities it proposes to make, and the Corporation will therefore incur no liability (including any penalties that may be incurred under a Registration Rights Agreement) to the Subscriber for its failure to register any of its securities or to complete any offering of its securities.

Closing

12. The purchase and sale of the Units pursuant to this Subscription Agreement will be completed at the offices of the Corporation’s solicitors, Parlee McLaws llp, in Edmonton, Alberta on the Closing Date or such other place or time as the Corporation decides in its sole discretion.

13. The Corporation shall be entitled to rely on delivery of a facsimile copy of executed subscriptions, and acceptance by the Corporation of such facsimile subscriptions shall be legally effective to create a valid and binding agreement between the Subscriber and the Corporation in accordance with the terms hereof.

General

14. The Subscriber agrees that the representations, warranties and covenants of the Subscriber herein will be true and correct both as of the execution of this Subscription Agreement and as of the Closing Date and will survive the completion of the issuance of the Units. The representations, warranties and covenants of the Subscriber herein are made with the intent that they be relied upon by the Corporation and it’s counsel in determining the eligibility of a purchaser of Units and the Subscriber agrees to indemnify the Corporation, including its respective affiliates, shareholders, directors, officers, partners, employees, advisors and agents, against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur which are caused or arise from a breach thereof. The Subscriber undertakes to immediately notify the Corporation at 510 Royal Bank Building, 10117 Jasper Avenue, Edmonton, Alberta, T5J 1W8, Attention: Curtis Sparrow (Fax Number: (780) 409-8146), of any change in any statement or other information relating to the Subscriber set forth herein which takes place prior to the Closing Date.

15. The obligations of the parties hereunder are subject to acceptance by any required regulatory approvals.

16. The Subscriber acknowledges and agrees that all costs incurred by the Subscriber (including any fees and disbursements of any special counsel retained by the Subscriber) relating to the purchase of the Units by the Subscriber shall be borne by the Subscriber.

17. The contract arising out of this Subscription Agreement and all documents relating thereto shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

18. Time shall be of the essence hereof.

19. This Subscription Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

20. The terms and provisions of this Subscription Agreement shall be binding upon and enure to the benefit of the Subscriber, the Corporation and the Releasees and their respective heirs, executors, administrators, successors and assigns. This Subscription Agreement shall not be assignable by any party without prior written consent of the other parties.

21. The Subscriber agrees that this subscription is made for valuable consideration and may not be withdrawn, cancelled, terminated or revoked by the Subscriber.

22. Neither this Subscription Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

23. The invalidity, illegality or unenforceability of any provision of this Subscription Agreement shall not affect the validity, legality or enforceability of any other provision hereof.

24. The Subscriber acknowledges and agrees that acceptance of this Subscription Agreement will be conditional, among other things, upon the sale of Units to the Subscriber being exempt from any prospectus and offering memorandum requirements of all applicable securities laws. The Corporation will be deemed to have accepted this Subscription Agreement upon the delivery on the Closing Date of the certificates representing the Units to or upon the direction of the Subscriber in accordance with the provisions hereof.

25. The headings used in this Subscription Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Subscription Agreement or any provision hereof.

26. The covenants, representations and warranties contained herein shall survive the Closing of the transactions contemplated hereby.

27. Each party shall from time to time do such further acts and execute and deliver such further documents as shall be reasonably required in order to fully perform and carry out the terms of this Subscription Agreement.

28. In this Subscription Agreement, words importing the singular include the plural and vice versa and words importing persons include firms or corporations.

29. This Subscription Agreement may be executed in any number of counterparts with the same effect as if all parties to this Subscription Agreement had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

30. All notices hereunder will be in writing and addressed to the party for whom it is intended at the address indicated herein. Either party may by notice to the other party change its address for service. Any notice personally delivered will be deemed to have been given or made on the date it was actually delivered, or if sent by electronic facsimile, will be deemed to have been given or made on the business day next following the date upon which it was transmitted.

31. In this Subscription Agreement references to "$" or "US$" are to United States dollars and references to "CAD$" are to Canadian dollars unless stated otherwise.